UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2011

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2011, Alexion Pharmaceuticals, Inc. (Alexion) entered into an Agreement and Plan of Merger (Merger Agreement) with Enobia Pharma Corp. (Enobia), EMRD Corporation, a wholly-owned subsidiary of Alexion (Merger Sub), and the Stockholder Representatives named therein. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Enobia (the Merger), with Enobia surviving the Merger. As a result of the Merger, Enobia will become a wholly-owned indirect subsidiary of Alexion.

Alexion agreed to pay consideration of $610 million in cash upon consummation of the transaction, plus up to an aggregate of $470 million upon achievement of various regulatory and sales milestones.

Following execution of the Merger Agreement, certain holders of Enobia capital stock executed a written consent approving and adopting the Merger and the Merger Agreement and no further approval of stockholders of Enobia is required to consummate the Merger.

The completion of the Merger is subject to certain conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The companies anticipate that the transaction will be completed in the first quarter of 2012.

Alexion intends to fund the acquisition through a combination of cash on hand and $300 million from a new secured term loan credit facility to be entered into at the closing of the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On December 28, 2011, Alexion and Enobia issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Additional Information

The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Alexion, Enobia or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Alexion or Enobia or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Alexion’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1*	Agreement and Plan of Merger by and among Alexion Pharmaceuticals, Inc., EMRD Corporation, Enobia Pharma Corp., and the Stockholder Representatives named therein, dated as of December 28, 2011.

99.1	Joint Press Release issued by Alexion Pharmaceuticals, Inc. and Enobia Pharma Corp. on December 28, 2011.

*	Alexion has applied for confidential treatment of certain provisions of this exhibit with the Securities and Exchange Commission (SEC). The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the SEC pursuant to Alexion’s request for confidential treatment.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: January 4, 2012	By:	/S/ MICHAEL V. GRECO
	Name:	Michael V. Greco
	Title:	Associate General Counsel and Corporate Secretary